UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 16, 2010

Senesco Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 George Street, Suite 420, New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 296-8400
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Compensation of Certain Executive Officers

On February 16, 2010, the Compensation Committee of the Board of Directors of Senesco Technologies, Inc. (the “Company”) determined to award options to purchase shares of common stock of the Company, par value $0.01, to each of its Chief Financial Officer, Mr. Joel Brooks, and its Vice President, Research and Development, Mr. Richard Dondero.  These option grants are intended to retain such officers and to motivate such officers in the continued performance of their respective offices.

Accordingly, effective February 19, 2010, Mr. Brooks and Mr. Dondero shall each be granted options to purchase 300,000 shares of the Company’ s common stock pursuant to the Company’s 2008 Incentive Compensation Plan.  Such options shall vest as follows:

▪	Options to purchase 60,000 shares of common stock shall immediately vest upon issuance; and
▪
Subject to the Compensation Committee’s further evaluation, as described below, options to purchase up to 60,000 shares of common stock shall vest on each of June 30, 2010, June 30, 2011, June 30, 2012 and June 30, 2013.

Notwithstanding the foregoing, prior to each vesting date, the Compensation Committee shall evaluate Mr. Brooks’ and Mr. Dondero’s respective performances during the preceding fiscal year and shall have the right to unilaterally reduce their unvested options in the Committee’s sole discretion.  Further, the unvested options of a relevant officer shall be forfeited upon the termination of such officer’s employment.  The options shall be granted at an exercise price equal to the fair market value of the Company’s common stock on February 19, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: February 22, 2010	By: /s/ Jack Van Hulst
Name: Jack Van Hulst
Title: Chief Executive Officer